Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cheniere Energy, Inc.:

We consent to the reference to our firm under the heading “Experts” in the registration statement (No. 333-181190) on Form S-3 and prospectus supplement related to the registration of Convertible Senior Notes due 2045.

/s/ KPMG LLP

Houston, Texas

March 3, 2015